Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Roy Swan
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. ANNOUNCES FISCAL 2008 AND FOURTH QUARTER RESULTS

Reports Fiscal Year 2008 Net Income of $4.0 Million or $1.55 Per Share
Fourth Quarter Net Income of $0.5 Million or $0.20 Per Share
Board Declares Dividend of $0.10 Per Share

New York, New York, May 30, 2008– Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver Federal” or the “Bank”), today announced financial results for its fiscal year (“fiscal 2008”) and fourth quarter ended March 31, 2008.

The Company reported net income of $4.0 million and diluted earnings per share of $1.55 for fiscal 2008 compared to net income of $2.6 million and diluted earnings per share of $1.00 for fiscal 2007.  For the fourth quarter ended March 31, 2008, the Company reported net income of $0.5 million, or $0.20 per diluted share, compared to net income of $1.3 million, or $0.50 per diluted share, for the prior year period.  Fourth quarter net income reflects an operating loss of $0.1 million compared to operating income of $0.8 million for the prior year period.

Commenting on fiscal 2008 and fourth quarter results, Deborah C. Wright, Chairman and Chief Executive Officer, said:

“Fiscal 2008 was a particularly challenging year for Carver, driven in part by the yield curve and disruptions in credit markets, followed by the threat of recession.  Nevertheless our business held up well, as the impact of national events has not been as apparent in our core markets.  Reported earnings increased 54% from fiscal 2007, but were flat when removing the impact of fiscal 2007’s merger and balance sheet restructuring.  We are pleased to report that net interest income grew to a record level of over $25 million, following an increase in our net interest margin of 18 basis points to 3.62%.  This margin expansion resulted from a 7.8% increase in loans and deposit growth of 6.4%, although consistent with our peers, core deposits are migrating to higher priced CDs.  Importantly, credit quality remained strong with non-performing loans at 0.50% of total assets.

“For the fourth quarter, net income was $0.5 million, however, we generated an operating loss, largely based on the substantial expansion of non-interest expense of $1.7 million. The increase in expense falls into three categories: regulatory requirements (preparation for compliance with Sarbanes-Oxley Act Section 404 and recent Inter-Agency Guidance on Allowances for Loan Losses); strengthening our back office, including the accounting, lending and retail operations departments, by adding new staff and providing temporary expertise; and engaging consultants to assist the management team to analyze significant opportunities to improve financial results. For example, we engaged consultants to conduct a rigorous business optimization review to help us identify further improvements in our operations, in part through greater systems integration.  While these investments impact near-term results, they are fundamental to building the scale and infrastructure necessary for the Company to grow profitably.  During this fiscal year, we will outline specific steps to improve efficiency and return on equity.  The first step should occur next quarter when we expect to complete outsourcing of our residential lending department. We expect that this arrangement will expand our product base and improve customer service, while reducing costs to the Company.”

Ms. Wright also announced that on May 29, 2008, the Company’s Board of Directors declared a cash dividend on its common stock of ten cents ($0.10) per share for the fourth quarter.  “This dividend reflects the Board of Directors’ continued confidence in Carver’s long-term growth and earnings outlook.”  The dividend will be payable on June 27, 2008, to stockholders of record at the close of business on June 13, 2008.

Fiscal 2008 Results

Net income rose 54.1% over fiscal year 2007 to $4.0 million, and primarily reflects increases in net interest income of $3.0 million and non-interest income of $5.0 million, offset by an increase in non-interest expense of $6.5 million.

Interest income increased 15.3% ($6.4 million) to $48.1 million reflecting an increase in total average balances of interest-earning assets of $49.5 million, which includes an increase in average loan balances of $81.5 million offset by decreases in average balances of mortgage-backed securities of $25.6 million, investment securities of $4.3 million and Federal funds sold of $2.1 million.  Yields on interest-earning assets increased 46 basis points, which include increases in yields on loans of 28 basis points, mortgage-backed securities of 85 basis points and investment securities of 138 basis points, offset by a decrease in yields on Federal funds sold of 81 basis points.

Interest expense increased 17.8% ($3.4 million) to $22.7 million reflecting a 28 basis point increase in the average cost of interest-bearing liabilities to 3.49% and growth in the average balance of interest-bearing liabilities of $50.0 million to $648.5 million.  The increase in interest expense was primarily the result of growth in the average balance of certificates of deposit of $58.5 million over the prior year period to $370.9 million.

The Bank provided $0.2 million in provision for loan losses for fiscal 2008 compared to $0.3 million for the prior year period.  At a 0.43% ratio, the level of non-performing loans to total loans receivable remains within the range the Bank has experienced over the trailing twelve quarters.  The Bank’s future levels of non-performing loans will be influenced by economic conditions, including the impact of those conditions on the Bank’s customers, interest rates and other internal and external factors existing at the time.

Non-interest income increased 174.0% ($5.0 million) over the prior year period to $7.9 million, primarily due to increases in other income of $2.4 million, gain on sale of securities of $1.1 million, write-down for the prior year period of loans held for sale of $0.7 million and an increase in loan fees and service charges of $0.4 million.  Other non-interest income primarily consists of a $1.7 million fee generated by a New Markets Tax Credit (“NMTC”) transaction.  The Bank will receive additional non-interest income over the next eight years from this transaction.  Further, as a result of the NMTC transaction, other income increased by $0.2 million reflecting consolidation of income from minority interest.  In addition, the prior year period included a $1.3 million charge associated with a balance sheet restructuring implemented to improve margins.

Non-interest expense increased 28.0% ($6.5 million) over the prior year period to $29.9 million, primarily due to increases in employee compensation and benefits of $2.9 million, net occupancy expense of $0.9 million and other expenses of $3.6 million.  The increase in employee compensation and benefits is primarily due to the Community Capital Bank acquisition and investments in new talent in the retail, lending and accounting units.  The $3.6 million increase in other expense includes consulting assistance on several projects and costs recognized following termination of a potential strategic transaction.  The prior year period expense included $1.3 million in merger related expenses.

Income tax benefit increased 7.0% ($0.1 million) over the prior year period to $0.9 million, resulting in a net tax benefit of $0.9 million, which includes a minority interest tax expense of $0.1 million, compared to a net tax benefit of $0.8 million for the prior year period.  The increase in tax benefit reflects income before income taxes of $3.2 million for fiscal 2008 compared to $1.8 million for the prior year period.  The income tax expense of $1.0 million for fiscal 2008 was offset by the tax benefit generated by the NMTC investment totaling $2.0 million.  The Bank’s NMTC award received in June 2006 has been fully invested.  The Company expects to receive additional NMTC tax benefits of approximately $12.1 million from its $40.0 million investment over approximately six years.

Fourth- Quarter Results

Net income declined 61.4% ($0.8 million) to $0.5 million compared to the prior year period, primarily the result of an increase in non-interest expense of $1.7 million, offset by an increase in non-interest income of $0.8 million and an increase in income tax benefit of $0.2 million.  Fourth quarter net income reflects an operating loss of $0.1 million compared to operating income of $0.8 million for the prior year period.

Interest income increased 2.6% ($0.3 million) over the prior year period to $11.8 million, which primarily reflects an increase in interest on loans of $0.5 million, offset by a decrease in interest on investment securities of $0.2 million.  These results were primarily driven by an increase in average loan balances.  The average loan balance increased by $48.3 million to $658.5 million and yields on loans decreased 21 basis points to 6.63% in the quarter.  The increase in the average loan balance primarily reflects an increase in originations of construction and commercial loans.

Interest expense increased 7.3% ($0.4 million) over the prior year period to $5.7 million, primarily the result of a 4 basis point increase in the annualized average cost of interest-bearing liabilities to 3.48%.  Additionally, the average balance of interest-bearing liabilities increased 4.9% ($30.9 million) to $659.8 million. The increase in interest expense was primarily the result of growth in the average balance of certificates of deposit of $41.1 million to $397.1 million.  Interest paid on certificates of deposit increased 10.2% ($0.4 million) over the prior year period to $4.3 million.

The Bank did not provide additional provision for loan losses for the fourth quarter compared to $0.2 million for the prior year period.  On March 31, 2008, non-performing loans totaled $2.9 million, or 0.43% of total loans receivable.  The level of non-performing assets to total assets, at 0.50%, remains within the range the Bank has experienced over the trailing twelve quarters.

Total non-interest income increased 61.6% ($0.8 million) over the prior year period to $2.1 million.  The increase in non-interest income was primarily due to net gain on sale of securities of $0.3 million, net gain on sale of loans of $0.2 million and other income of $0.4 million.  Other income primarily reflects consolidation of income from minority interest of $0.2 million.  Depository fees increased $0.1 million primarily due to ATM/Debit-card fees.

Non-interest expense increased 26.7% ($1.7 million) over the prior year period to $8.2 million.  The increase in non-interest expense was primarily due to an increase of $0.5 million in employee compensation and benefits to $3.6 million, $0.2 million in net occupancy expense to $0.9 million and $1.1 million in other non-interest expense to $3.2 million.  The $0.5 million increase in employee compensation and benefits primarily reflects investments in new talent for the retail, lending and accounting units.  The $1.1 million increase in other non-interest expense includes consulting assistance on certain projects.

For the quarter ended March 31, 2008, income tax benefit increased 44.6% ($0.2 million) over the prior year period to $0.7 million. The increase in tax benefit reflects a loss before income taxes of $0.1 million for the quarter ended March 31, 2008 compared to income before income taxes of $0.8 million for the prior year period.  The current period income tax benefit of $0.7 million consisted of a tax benefit of $0.2 million related to operating losses and a benefit generated by the NMTC award of $0.6 million.

Financial Condition Highlights

At March 31, 2008, total assets increased 7.6% ($56.5 million) to $796.4 million compared to March 31, 2007, primarily the result of increases in loans receivable and loans held-for-sale of $47.4 million, other assets of $27.4 million and cash and cash equivalents of $10.0 million, partially offset by decreases in investment securities of $28.9 million and Federal Home Loan Bank of New York stock of $1.6 million.

Total loans receivable, including loans held-for-sale, increased 7.8% ($47.4 million) to $656.6 million compared to March 31, 2007, primarily the result of an increase in commercial real estate loans of $35.3 million and an increase in construction loans of $21.8 million, offset by a decrease of multi-family loans of $10.2 million.  Other assets increased 191.4% ($27.4 million) to $41.7 million compared to March 31, 2007, primarily due to a $19.0 million NMTC transaction on December 31, 2007, which increased both other assets and minority interest.  Additionally, other assets consisted of a settlement receivable of $7.6 million from the sale of certain investments.  Cash and cash equivalents increased 57.7% ($10.0 million) to $27.4 million compared to March 31, 2007, primarily due to a $9.2 million increase in Federal funds sold and a $1.3 million increase in cash and due from banks.  Office properties and equipment increased on a net basis by 7.9% ($1.2 million) to $15.8 million compared to March 31, 2007, primarily the result of adding new office space to consolidate back-office operations and opening of a new ATM center.

At March 31, 2008, total liabilities increased by 5.1% ($34.7 million) to $723.1 million compared to March 31, 2007, primarily the result of $39.5 million of additional deposits, offset by decreases of $2.5 million in advances and borrowed money and $2.3 million of other liabilities.  The increase in deposit balances was largely the result of an increase in certificates of deposit of $52.8 million, which were offset by decreases of $12.1 million in savings and $1.5 million in money market accounts.  The decrease in advances and borrowed money was primarily the result of a reduction of $32.5 million in FHLB advances, offset by an increase in repurchase obligations of $30.0 million at March 31, 2008 compared to no repurchase obligations at March 31, 2007.  Other liabilities decreased primarily due to a decrease of $1.5 million in retail liabilities.  Minority interest of $19.0 million relates to the NMTC transaction, previously described.

At March 31, 2008, total stockholders’ equity increased 5.3% ($2.7 million) to $54.4 million compared to March 31, 2007, primarily due to net income for fiscal 2008 of $4.0 million, partially offset by dividends paid of $1.0 million, repurchase of common stock totaling $0.4 million and a favorable pension valuation adjustment of $0.2 million.

Stock Repurchase Program

During the quarter ended March 31, 2008, the Company purchased an additional 6,800 shares of common stock under its stock repurchase program.  To date, the Company has purchased 159,474 shares out of a total 231,635 shares approved under the program, at an average price per share of $16.36.  The number of shares yet to be repurchased under the program is 72,161 shares.

Asset Quality

At March 31, 2008, non-performing assets totaled $4.0 million, or 0.50% of total assets, compared to $4.5 million, or 0.61% of total assets at March 31, 2007.  The ratio of the allowance for loan losses to non-performing loans was 170.9% at March 31, 2008 compared to 119.9% at March 31, 2007.  The ratio of the allowance for loan losses to total loans was 0.74% at March 31, 2008 compared to 0.89% at March 31, 2007.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank.  Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	March 31,	March 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$15,920	$14,619
Federal funds sold	10,500	1,300
Interest earning deposits	948	1,431
Total cash and cash equivalents	27,368	17,350
Securities:
Available-for-sale, at fair value (including pledged as collateral of $20,621 and $34,649 at March 31, 2008 and 2007, respectively)	20,865	47,980
Held-to-maturity, at amortized cost (including pledged as collateral of $16,643 and $18,581 at March 31, 2008 and 2007, respectively; fair value of $17,493 and $19,005 at March 31,2008 and 2007, respectively)	17,307	19,137
Total securities	38,172	67,117

Loans held-for-sale	23,767	23,226

Loans receivable:
Real estate mortgage loans	578,957	533,667
Consumer and commercial business loans	53,837	52,293
Allowance for loan losses	(4,878)	(5,409)
Total loans receivable, net	627,916	580,551
Office properties and equipment, net	15,780	14,626
Federal Home Loan Bank of New York stock, at cost	1,625	3,239
Bank owned life insurance	9,141	8,795
Accrued interest receivable	4,063	4,335
Goodwill	6,370	5,716
Core deposit intangibles, net	532	684
Other assets	41,709	14,313
Total assets	$796,443	$739,952

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$654,663	$615,122
Advances from the FHLB-New York and other borrowed money	58,625	61,093
Other liabilities	9,772	12,110
Total liabilities	723,060	688,325
Minority interest	19,000	-

Stockholders' equity:
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,481,706 and 2,507,985 shares outstanding at March 31, 2008 and 2007, respectively)	25	25
Additional paid-in capital	24,113	23,996
Retained earnings	30,490	27,436
Unamortized awards of common stock under ESOP and MRP	--	(4)
Treasury stock, at cost (42,985 and 16,706 shares at March 31, 2008 and 2007, respectively)	(670)	(277)
Accumulated other comprehensive income	425	451
Total stockholders' equity	54,383	51,627
Total liabilities and stockholders' equity	$796,443	$739,952

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Interest Income:
Loans	$10,920	$10,385	$44,499	$37,277
Mortgage-backed securities	577	547	2,071	2,877
Investment securities	251	500	1,434	1,325
Federal funds sold	19	38	128	261
Total interest income	11,767	11,470	48,132	41,740

Interest expense:
Deposits	4,896	4,568	18,866	15,227
Advances and other borrowed money	828	769	3,790	4,007
Total interest expense	5,724	5,337	22,656	19,234

Net interest income	6,043	6,133	25,476	22,506

Provision for loan losses	-	156	222	276
Net interest income after provision for loan losses	6,043	5,977	25,254	22,230

Non-interest income:
Depository fees and charges	687	585	2,669	2,476
Loan fees and service charges	410	542	1,628	1,238
Write-down of loans held for sale	-	-	-	(702)
Gain (loss) on sale of securities	250	-	431	(624)
Gain on sale of loans	219	51	323	192
Loss on sale of real estate owned	-	-	-	(108)
Other	527	117	2,810	397
Total non-interest income	2,093	1,295	7,861	2,869

Non-interest expense:
Employee compensation and benefits	3,592	3,043	13,323	10,470
Net occupancy expense	917	759	3,590	2,667
Equipment, net	520	550	2,451	2,071
Merger related expenses	-	-	-	1,258
Other	3,178	2,127	10,506	6,873
Total non-interest expense	8,207	6,479	29,870	23,339

Income (loss) before income taxes and minority interest	(71)	793	3,245	1,760
Income tax benefit	(713)	(493)	(881)	(823)
Minority interest, net of taxes	146	-	146	-
Net income	$496	$1,286	$3,980	$2,583

Earnings per common share:
Basic	$0.20	$0.51	$1.60	$1.03
Diluted	$0.20	$0.50	$1.55	$1.00

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2008			2007
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$658,455	$10,920	6.63%	$610,117	$10,385	6.84%
Mortgage-backed securities	43,098	577	5.36%	41,694	547	5.25%
Investment securities (2)	10,449	251	9.63%	34,162	500	5.85%
Fed funds sold	2,882	19	2.64%	2,989	38	5.09%
Total interest-earning assets	714,884	11,767	6.58%	688,962	11,470	6.69%
Non-interest-earning assets	72,430			48,373
Total assets	$787,314			$737,335

Interest Bearing Liabilities:
Deposits:
Now demand	$22,718	22	0.39%	$26,600	29	0.44%
Savings and clubs	126,581	192	0.61%	136,315	250	0.74%
Money market	44,285	341	3.09%	49,461	349	2.86%
Certificates of deposit	397,129	4,332	4.38%	356,068	3,932	4.48%
Mortgagors deposits	2,386	9	1.51%	2,012	8	1.61%
Total deposits	593,099	4,896	3.31%	570,456	4,568	3.25%
Borrowed money	66,713	828	4.98%	58,430	769	5.34%
Total interest-bearing liabilities	659,812	5,724	3.48%	628,886	5,337	3.44%
Non-interest-bearing liabilities:
Demand	49,111			48,540
Other liabilities	24,856			11,351
Total liabilities	733,779			688,777
Stockholders' equity	53,535			48,558
Total liabilities & stockholders' equity	$787,314			$737,335
Net interest income		$6,043			$6,133

Average interest rate spread			3.10%			3.25%

Net interest margin			3.38%			3.56%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Year Ended March 31,
	2008			2007
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$639,583	$44,499	6.96%	$558,058	$37,278	6.68%
Mortgage-backed securities	39,079	2,071	5.30%	64,682	2,877	4.45%
Investment securities (2)	22,902	1,434	6.26%	27,161	1,325	4.88%
Fed funds sold	3,007	128	4.26%	5,145	261	5.07%
Total interest-earning assets	704,571	48,132	6.83%	655,046	41,741	6.37%
Non-interest-earning assets	63,440			44,576
Total assets	$768,011			$699,622

Interest Bearing Liabilities:
Deposits:
Now demand	$24,660	138	0.56%	$25,313	98	0.39%
Savings and clubs	131,627	1,004	0.76%	136,785	931	0.68%
Money market	44,688	1,193	2.67%	43,303	1,133	2.62%
Certificates of deposit	370,933	16,489	4.45%	312,452	13,036	4.17%
Mortgagors deposits	2,687	42	1.56%	2,154	30	1.39%
Total deposits	574,595	18,866	3.28%	520,007	15,228	2.93%
Borrowed money	73,880	3,790	5.13%	78,853	4,007	5.08%
Total interest-bearing liabilities	648,475	22,656	3.49%	598,860	19,235	3.21%
Non-interest-bearing liabilities:
Demand	51,713			40,677
Other liabilities	12,803			10,739
Total liabilities	712,991			650,276
Stockholders' equity	55,020			49,346
Total liabilities & stockholders' equity	$768,011			$699,622
Net interest income		$25,476			$22,506

Average interest rate spread			3.34%			3.16%

Net interest margin			3.62%			3.44%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

	Three Months Ended				Year Ended
	March 31,				March 31,
Selected Statistical Data:	2008		2007		2008		2007

Return on average assets (1)	0.25%		0.70%		0.52%		0.37%
Return on average equity (2)	3.71		10.59		7.23		5.23
Net interest margin (3)	3.38		3.56		3.62		3.44
Interest rate spread (4)	3.10		3.25		3.34		3.16
Efficiency ratio (5)	103.79		87.22		90.31		91.98
Operating expenses to average assets (6)	4.29		3.51		3.92		3.34
Average equity to average assets (7)	6.80		6.59		7.16		7.05

Average interest-earning assets to average interest-bearing liabilities	1.08	x	1.10	x	1.09	x	1.09	x

Net income per share - basic	$0.20		$0.51		$1.60		$1.03
Net income per share - diluted	$0.20		$0.50		$1.55		$1.00
Average shares outstanding - basic	2,483,414		2,511,978		2,491,970		2,511,226
Average shares outstanding - diluted	2,543,456		2,566,107		2,561,284		2,567,928
Cash dividends	$0.10		$0.09		$0.40		$0.35
Dividend payout ratio (8)	50.60%		17.59%		24.50%		34.04%

	March 31,
	2008	2007
Capital Ratios:
Tier I leverage capital ratio (9)	7.79	7.97
Tier I risk-based capital ratio (9)	9.53	9.51
Total risk-based capital ratio (9)	10.28	10.39

Asset Quality Ratios:
Non performing assets to total assets (10)	0.50%	0.61%
Non performing loans to total loans receivable	0.43	0.74
Allowance for loan losses to total loans receivable	0.74	0.89
Allowance for loan losses to non-performing loans	170.89	119.93

(1)	Net income, annualized, divided by average total assets.
(2)	Net income, annualized, divided by average total equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expenses divided by sum of net interest income plus non-interest income.
(6)	Non-interest expenses, annualized, divided by average total assets.
(7)	Average equity divided by average assets for the period ended.
(8)	Dividends paid on common stock during the period divided by net income for the period.
(9)	These ratios reflect consolidated bank only.
(10)	Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.